Exhibit 17.1

Stanley Chason
6711 N. Ocean Blvd.
Ocean Ridge FL 33435

March 19, 2007

Board of Directors
Triton Petroleum Group, Inc.
14 Garrison Inn Lane
Garrison, NY 10524

Re: American Petroleum Group, Inc. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign as a President and a Director of Triton Petroleum Group, Inc., effective March 19, 2007.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

/s/
Stanley Chason